UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  June 29, 2004

                                 TEKTRONIX, INC.
             (Exact name of registrant as specified in its charter)

           OREGON                        1-04837                 93-0343990
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
      of incorporation)                                      Identification No.)

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       14200 SW Karl Braun Drive,
           Beaverton, Oregon                                 97077
     (Address of principal executive                      (Zip Code)
                offices)

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       Registrant's telephone number, including area code: (503) 627-7111

                                    No Change
         (Former name or former address, if changed since last report.)

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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

        On June 29, 2004, Tektronix, Inc. ("Tektronix") and Inet Technologies, Inc. ("Inet") jointly announced that Tektronix, Inet, Impala Merger Corp., a wholly owned subsidiary of Tektronix ("Merger Corp."), and Impala Acquisition Co. LLC, a wholly owned subsidiary of Tektronix ("Merger LLC"), have entered into an Agreement and Plan of Merger (the "Agreement"), dated as of June 29, 2004. The Agreement provides for the acquisition of Inet by Tektronix.

        The Agreement contemplates that at the Effective Time, Merger Corp. will merge with and into Inet, followed immediately by the merger of the surviving corporation with and into Merger LLC, with Merger LLC surviving the merger as a wholly owned subsidiary of Tektronix.

        Upon the effective time of the merger (the "Effective Time") each outstanding share of Inet common stock will be converted into the right to receive (i) $6.25 in cash (the "Cash Amount") and (ii) a fraction of a share of Tektronix common stock equal to $6.25 divided by the average of the closing sale prices of Tektronix common stock (as adjusted for stock splits, dividends and the like) as reported on the New York Stock Exchange ("NYSE") for the 5 trading days ending upon and including the trading day immediately before the closing date (the "Average Closing Tektronix Stock Price"). The fraction of a share of Tektronix common stock to be received by each outstanding share of Inet common stock is referred to as the "Conversion Ratio."

        For purposes of determining the stock consideration payable in the merger, the calculation of the Average Closing Tektronix Stock Price is subject to certain collars. If the Average Closing Tektronix Stock Price is greater than or equal to $34.83 (the "Upper Collar"), then the Conversion Ratio will be the number obtained by dividing $6.25 by $34.83, or .179. If the Average Closing Tektronix Stock Price is less than or equal to $28.50 (the "Lower Collar"), then the Conversion Ratio will be the number obtained by dividing $6.25 by $28.50, or ..219. If the Average Closing Tektronix Stock Price is greater than the Lower Collar and less than the Upper Collar, the Conversion Ratio will be calculated by dividing $6.25 by the Average Closing Tektronix Stock Price. The Tektronix common stock issuable in connection with the merger will be registered with the Securities and Exchange Commission on a Form S-4 registration statement

        Tektronix and Inet intend for the merger to be considered a tax-free reorganization under the Internal Revenue Code with respect to the Tektronix common stock issued to Inet stockholders.

        If at the closing of the transaction the Average Closing Tektronix Stock Price is less than $31.66 and greater than or equal to the Lower Collar, Tektronix may elect to increase the Cash Amount (the "Additional Cash Amount") and correspondingly reduce the Conversion Ratio (the "Adjusted Conversion Ratio").

        Under the Agreement, the stock options, stock right awards and restricted stock issued under Inet's stock option plans will not accelerate (other than stock options issued to non-employee directors of Inet, which by their original terms are fully exercisable) and will

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continue in full force and effect following the merger. Each such stock option and stock right award will be converted into a stock option to purchase or stock right award to receive the number of shares of Tektronix common stock equal to the sum of (i) the number of shares of Tektronix common stock into which the shares of Inet common stock issuable upon exercise of such stock option or receipt of such stock right award would have been converted in the merger and
(ii) the aggregate cash amount into which the shares of Inet common stock issuable upon exercise of such stock option or receipt of such stock right award would have been converted in the merger divided by the closing price of Tektronix common stock on the NYSE on the closing date. The exercise price per share of each such stock option will be obtained by dividing the old exercise price of such stock option by the number of shares of Tektronix common stock issuable upon exercise of such stock option. The stock options issued to non-employee directors of Inet will be fully exercisable prior to the Effective Time in accordance with their terms.

        Under the Agreement, outstanding shares of restricted stock will be converted into the same cash and stock consideration as Inet common stock not subject to restricted stock agreements, provided that the restrictions contained in the applicable restricted stock agreements will remain in effect. In addition, the cash consideration receiveable in respect of restricted stock will not be payable to a holder of such stock until the release of the restrictions contained in the restricted stock agreement. Until paid to a holder, cash in respect of restricted stock will be deemed to earn interest at the one year treasury bill rate.

        The Agreement includes customary representations, warranties and covenants for each of Tektronix, Inet, Merger Corp. and Merger LLC.

        Concurrently with the execution of the Agreement, Messrs. Elie S. Akilian, Inet's President and Chief Executive Officer and approximately 20.7% stockholder, and Samuel S. Simonian, Inet's Chairman of the Board and approximately 18.8% stockholder, each entered into the following agreements with Tektronix and/or Inet:

    . a voting agreement, under which each of Messrs. Akilian and Simonian each agreed, among other things, to vote their shares of Inet common stock at a meeting of stockholders for the merger and against any competing proposal;

    . a noncompetition agreement to be effective as of closing of the Agreement, providing for, among other things Messrs. Akilian's and Simonian's agreement not to compete in the business of Inet for five years; and

    . a registration rights agreement, under which Tektronix agreed to put in place at closing a shelf registration statement for a period of one year to facilitate resales of the Tektronix common stock received by Messrs. Akilian and Simonian in the merger.

        The proposed merger has been approved by the boards of directors of each of Tektronix and Inet and is expected to close in the third quarter of 2004, subject to approval by Inet stockholders, antitrust and government regulatory reviews and other closing conditions described in the Agreement. The proposed merger transaction described above will require the affirmative vote of the holders of a majority of the outstanding shares of Inet common stock. There can be

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no assurance that the merger will be consummated or, if consummated, as to the timing thereof. A termination fee of $16.2 million may become payable by Inet to Tektronix under certain circumstances with a termination of the Agreement by Inet or Tektronix.

        The foregoing description is a summary and is qualified in its entirety by reference to the Agreement, the voting agreements, the noncompetition agreements and the registration rights agreement, attached as Exhibits (2)(i),
(99)(i), (99)(ii) and (99)(iii), respectively, and incorporated herein by reference. For further information, please refer to the agreements and the joint press release issued by Tektronix and Inet on June 29, 2004 that are filed with, and incorporated into, this Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(C)   EXHIBITS

      Exhibit (2)        Agreement and Plan of Merger dated June 29, 2004 among
                         Tektronix, Inc., Inet Technologies, Inc.,
                         Impala Merger Corp. and Impala Acquisition Co. LLC.

      Exhibit (99)(i)    Voting Agreements dated June 29, 2004 between
                         Tektronix, Inc. and each of Elie S. Akilian and
                         Samual S. Simonian.

      Exhibit (99)(ii)   Noncompetition Agreements dated June 29, 2004
                         between Tektronix, Inc. and each of Elie S. Akilian and Samual S. Simonian.

      Exhibit (99)(iii)  Registration Rights Agreement dated June 29, 2004 among Tektronix, Inc., Elie S. Akilian and
                         Samual S. Simonian.

      Exhibit (99)(iv)   Tektronix, Inc. and Inet Technologies, Inc. press
                         release dated June 29, 2004.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 29, 2004

                              TEKTRONIX, INC.

                              By:  /S/ JAMES F. DALTON
                                   ---------------------------------------------
                                   James F. Dalton
                                   Vice President, General Counsel and Secretary

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                                  EXHIBIT INDEX

Exhibit No.       Description
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Exhibit (2)       Agreement and Plan of Merger dated June 29, 2004 among
                  Tektronix, Inc., Inet Technologies, Inc., Impala Merger Corp.
                  and Impala Acquisition Co. LLC.

Exhibit (99)(i)   Voting Agreements dated June 29, 2004 between Tektronix, Inc.
                  and each of Elie S. Akilian and Samual S. Simonian.

Exhibit (99)(ii)  Noncompetition Agreements dated June 29, 2004 between
                  Tektronix, Inc. and each of Elie S. Akilian and
                  Samual S. Simonian.

Exhibit (99)(iii) Registration Rights Agreement dated June 29, 2004 among
                  Tektronix, Inc., Elie S. Akilian and Samual S. Simonian.

Exhibit (99)(iv)  Tektronix, Inc. and Inet Technologies, Inc. press release dated June 29, 2004.